                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

                                          [_]CONFIDENTIAL, FOR USE OF THE
[X]Definitive Proxy Statement                COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           Merrill Lynch & Co., Inc.
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
   22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                Proxy Statement


                                 [GRAPHIC ART]

Graphic depicts a hollow globe constructed of latitudinal and longitudinal lines, with continents in gold, reflecting rays of light projecting diagonally across the globe from the upper right. The western hemisphere is centered on the globe.


                                     1995

                             Notice of the Annual
                            Meeting of Stockholders
                           to be held April 18, 1995


                           Merrill Lynch & Co., Inc.
                        Conference and Training Center
                            Plainsboro, New Jersey

                              LOGO Merrill Lynch

LOGO Merrill Lynch
- --------------------------------------------------------------------------------

                                                                  March 13, 1995

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:30 A.M., local time, on Tuesday, April 18, 1995, at the Merrill Lynch & Co., Inc. Conference and Training Center, Plainsboro, New Jersey.

Information regarding the business of the meeting is set forth in the following formal Notice of Annual Meeting and Proxy Statement. There will be an opportunity for stockholders to ask questions about our business and to comment on any aspect of company affairs properly brought before the meeting.

We cannot stress strongly enough that the vote of every stockholder, regardless of the number of shares owned, is important. Therefore, after you read the Notice of Annual Meeting and Proxy Statement, and even if you plan to attend the meeting, please complete and return promptly the enclosed form of proxy to ensure that your shares will be represented. A return envelope is enclosed for your convenience. Since mail delays may occur, it is important that the proxy be returned well in advance of the meeting. If you decide to attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised at the meeting. Merrill Lynch will admit to the meeting stockholders of record, persons holding proof of beneficial ownership or who have been granted proxies, and any other persons that Merrill Lynch, in its sole discretion, may elect to admit.

We look forward to receiving your vote and seeing you at the meeting. Any stockholder requiring directions to the meeting, or who has a disability that may require special assistance, is asked to contact our Corporate Secretary, Gregory T. Russo, at 100 Church Street, 12th Floor, New York, NY 10080-6512.

Sincerely,

/s/ Daniel P. Tully                      /s/ David H. Komansky

DANIEL P. TULLY                          DAVID H. KOMANSKY
Chairman of the Board and                President and
Chief Executive Officer                  Chief Operating Officer

LOGO Merrill Lynch
- --------------------------------------------------------------------------------

                                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                            TO BE HELD APRIL 18, 1995

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MERRILL LYNCH & CO., INC. ("ML & Co."), a Delaware corporation, will be held on Tuesday, April 18, 1995, at 10:30 A.M., local time, at the Merrill Lynch & Co., Inc. Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey, for the following purposes:

  (1) To elect 4 directors to the Board of Directors to hold office for a term of 3 years;

  (2) To consider 2 stockholder proposals; and

  (3) To transact such other business as properly may come before the Annual Meeting and any adjournment thereof.

Only holders of Common Stock of record on the books of ML & Co. at the close of business on February 22, 1995, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of such stockholders will be available from April 7, 1995, until prior to the meeting, as required by law, at the office of Merrill Lynch Asset Management located at 800 Scudders Mill Road, Plainsboro, New Jersey. This list will also be available at the Annual Meeting. The stock transfer books will not be closed.

Public notice of the date of the Annual Meeting was previously included in ML & Co.'s Quarterly Report on Form 10-Q for the period ended September 30, 1994, which was filed with the Securities and Exchange Commission on November 14, 1994, and in ML & Co.'s Third Quarter Report to stockholders, which was mailed on November 22, 1994.

                                          By Order of the Board of Directors

                                               GREGORY T. RUSSO
                                                   Secretary

New York, NY
March 13, 1995

STOCKHOLDERS ARE URGED TO VOTE, SIGN, AND DATE THE ENCLOSED FORM OF PROXY AND TO RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

The Proxy Statement for the Annual Meeting follows this page. For stockholders who have not previously been sent a copy, enclosed is the Annual Report of ML & Co. for 1994, which is not proxy soliciting material.

LOGO Merrill Lynch
- --------------------------------------------------------------------------------

PROXY STATEMENT                      ANNUAL MEETING OF STOCKHOLDERS
                                     APRIL 18, 1995

                                                                  March 13, 1995
World Financial Center
North Tower
New York, NY 10281

This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors of Merrill Lynch & Co., Inc., a Delaware corporation ("ML & Co."), of proxies from holders of ML & Co. Common Stock, par value $1.33 1/3 per share (the "Common Stock"), eligible to vote at the forthcoming Annual Meeting of Stockholders, and at any adjournment thereof, on the matters set forth in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, April 18, 1995, at 10:30 A.M., local time, at the Merrill Lynch & Co., Inc. Conference and Training Center, 800 Scudders Mill Road, Plainsboro, New Jersey.

The close of business on February 22, 1995 has been fixed by the Board of Directors as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof. On that date, there were 186,997,474 shares of Common Stock outstanding (excluding treasury shares), the holders thereof being entitled to one vote per share. The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, shall constitute a quorum. To the knowledge of ML & Co., except as provided below, no person is the beneficial owner of more than 5% of the outstanding shares of Common Stock.

                                                 AMOUNT AND NATURE
                NAME AND ADDRESS                   OF BENEFICIAL     PERCENT
              OF BENEFICIAL OWNER                    OWNERSHIP     OF CLASS(1)
              -------------------                ----------------- -----------
State Street Bank and Trust Company, Trustee
 ("State Street")
 225 Franklin Street
 Boston, Massachusetts 02110
  Merrill Lynch & Co., Inc.
   Employee Stock Ownership Plan (the "ESOP")...    21,149,966(2)     11.3%
  Other ML & Co. employee benefit plans.........     6,897,162(3)      3.7
  Other.........................................     1,579,894(4)      0.8
The Equitable Companies Incorporated
 (the "Equitable Companies")
 787 Seventh Avenue
 New York, New York 10019.......................    16,092,423(5)      8.6
FMR Corp.
 82 Devonshire Street
 Boston, Massachusetts 02109....................    10,946,591(6)      5.9

                                             (footnotes begin on following page)

(1) Percentages are calculated based on the Common Stock outstanding as of February 22, 1995.

(2) Information concerning the amount and nature of beneficial ownership is as of February 22, 1995. As of that date, 12,150,962 shares of Common Stock held by the ESOP (representing 6.5% of the outstanding shares of Common Stock) were allocated to participants, and 8,999,004 shares of Common Stock held by the ESOP (representing 4.8% of the outstanding shares of Common Stock) were not allocated to participants. Participants have the right to direct the voting of allocated shares by State Street as a co-trustee of the ESOP. Subject to the provisions of the ESOP trust agreement, State Street is obligated to vote unallocated shares, and allocated shares for which it has not received directions, in the same proportion as directed shares are voted. The trust agreement also contains provisions regarding the allocation of shares to participants, the vesting of shares of Common Stock in participants, and the disposition of shares.

(3) Information concerning the amount and nature of beneficial ownership is as of February 22, 1995. Participants have the right to direct the voting of shares of Common Stock by State Street as a co-trustee of these plans. Subject to the provisions of the trust agreements relating to these employee benefit plans, State Street is obligated to vote shares for which it has not received directions in the same proportion as directed shares are voted. The trust agreements also contain provisions regarding the disposition of shares.

(4) Information concerning the amount and nature of beneficial ownership is as of December 31, 1994 and was supplied by State Street. As trustee for various collective investment funds for employee benefit plans and index accounts not affiliated with ML & Co. and for various personal trust accounts not affiliated with ML & Co., State Street has sole voting power over 1,359,994 of such shares, sole dispositive power over 1,574,394 of such shares, and shared voting and dispositive power over 500 of such shares.

(5) Information concerning the amount and nature of beneficial ownership is as of December 31, 1994 and was supplied by the Equitable Companies and related parties, including AXA, a French insurance holding company that owns an interest in the Equitable Companies, and a group of five French mutual insurance companies (the "Mutuelles AXA") that own an interest in AXA. Such information indicates that shares are held by subsidiaries of the Equitable Companies as follows: (i) 16,090,823 shares (including 193,500 shares which may be acquired upon the exercise of options) are held on behalf of client discretionary investment advisory accounts by Alliance Capital Management L.P. ("Alliance"), which has sole dispositive power over all such shares, sole voting power over 9,520,850 of such shares, and shared voting power over 299,000 of such shares; and (ii) 1,600 shares are held for investment purposes by The Equitable Life Assurance Society of the United States ("Equitable Life"), which has sole voting and dispositive power over all such shares. Each of AXA, the Mutuelles AXA, as a group, and the Equitable Companies, by virtue of their relationship to Alliance and Equitable Life, may be deemed to have sole dispositive power over all such shares, sole voting power over 9,522,450 of such shares, and shared voting power over 299,000 of such shares.

(6) Information concerning the amount and nature of beneficial ownership is as of December 31, 1994 and was supplied by FMR Corp. and Edward C. Johnson 3rd, Chairman of FMR Corp. According to such information, Mr. Johnson, Abigail P. Johnson and various Johnson family members and trusts for the benefit of Johnson family members, through their ownership of voting common stock of FMR Corp. and the execution of a family shareholders' agreement, form a controlling group with respect to FMR Corp. Fidelity Management & Research Company ("Fidelity"), a registered investment adviser and a wholly owned subsidiary of FMR Corp., is the beneficial owner of 10,685,854 shares of Common Stock as a result of acting as investment adviser to several registered investment companies (the "Fidelity Funds"). Mr. Johnson, FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole dispositive power over such shares. Neither Mr. Johnson nor FMR Corp. has sole or shared voting power over such shares, as such power resides with the Boards of Trustees of the Fidelity Funds and is carried out by Fidelity under written guidelines established by the Boards of Trustees. In addition, Fidelity Management Trust Company ("Fidelity Trust"), a bank and a wholly owned subsidiary of FMR Corp., is the beneficial owner of 260,737 shares of Common Stock as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson and FMR Corp., through its control of Fidelity Trust, each has sole dispositive power over all such shares, sole voting power over 55,337 of such shares and no voting power with respect to 205,400 of such shares.

It is the policy of ML & Co. that all proxies, ballots and voting materials that identify the votes of specific stockholders shall be kept confidential and shall not be disclosed to ML & Co., its affiliates, directors, officers or employees, subject to limited exceptions, including (i) disclosure to vote tabulators and inspectors of election, (ii) disclosure required by law, (iii) where a stockholder expressly requests disclosure, (iv) in the context of a bona fide dispute as to the authenticity of the proxy, ballot or vote, and (v) disclosure of aggregate vote totals at or in connection with the relevant meeting of stockholders. This policy does not apply in the event of a contested election for directors, the attempted removal of directors, any solicitation of proxies in connection with a merger or business combination, or a solicitation of proxies by anyone other than the Board of Directors of ML & Co. The policy is not intended to prohibit stockholders from voluntarily disclosing their votes to ML & Co. or the Board of Directors or to impair the free and voluntary communication between ML & Co. and its stockholders.

A plurality of the votes of the shares of Common Stock represented at the Annual Meeting in person or by proxy is required for the election of directors. The affirmative vote of the majority of the shares of Common Stock represented at the Annual Meeting in person or by proxy and entitled to vote is required to approve the stockholder proposals and all other matters. All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked will be voted in accordance with the choices specified. Where no specification is made with respect to any item submitted to a vote, such shares will be voted for the election as directors of ML & Co. of the 4 persons named under the caption "Election of Directors -- Nominees for Election to the Board of Directors" and against the stockholder proposals. Since the proxy confers discretionary authority to vote upon other matters that properly may come before the meeting, shares represented by signed proxies returned to ML & Co. will be voted in accordance with the judgment of the person or persons voting the proxies on any other matters that properly may be brought before the meeting. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will have no effect on the outcome of the vote. With regard to other proposals, votes may be cast in favor or against, or a stockholder may abstain. Abstentions will be counted as shares that are represented at the meeting and entitled to vote. Abstentions on the stockholder proposals will have the effect of a negative vote because such proposals require the affirmative vote of a majority of shares present in person or by proxy and entitled to vote. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in street name for customers have the authority to vote on certain items in the event that they have not received instructions from beneficial owners. Brokers (other than ML & Co.'s subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S")) that do not receive instructions are entitled to vote on the election of directors; under NYSE policy, if MLPF&S does not receive instructions on this item, it is entitled to vote shares only in the same proportion as the shares represented by votes from all record holders. With respect to the stockholder proposals, neither MLPF&S nor any other broker may vote shares held for customers without specific instructions from such customers. Under applicable Delaware law, a broker non-vote will be disregarded and will have no effect on the outcome of the vote on the election of directors or on the stockholder proposals.

The execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised at the meeting by giving notice to Darryl W. Colletti, Assistant Secretary of ML & Co., at 100 Church Street, 12th Floor, New York, NY 10080-6512, or by filing another proxy.

The expenses involved in the preparation of proxy materials and the solicitation on behalf of the Board of Directors of proxies for the Annual Meeting will be borne by ML & Co. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of ML & Co. or of its subsidiaries in person or by telephone, telegraph or other means of communication, for which no additional compensation will be paid, and by Georgeson & Co., Inc. for a fee of $22,000 plus expenses. ML & Co. will reimburse brokers, including MLPF&S, and other nominees for costs incurred by them in mailing soliciting materials to the beneficial owners of its stock in accordance with the rules of the NYSE.

The accounting firm of Deloitte & Touche LLP has been selected by the Board of Directors, upon the recommendation of the Audit and Finance Committee of the Board, as the independent public accountants of ML & Co. and its subsidiaries during the 1995 fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to answer stockholders' questions.

                             ELECTION OF DIRECTORS

The Board of Directors of ML & Co. is divided into 3 classes. Each class serves for a 3-year term and one class of directors is elected each year. During the 1994 fiscal year, the Board of Directors met 8 times.

The Board of Directors proposes the election, as directors, of the 4 persons named below, to hold office for a term of 3 years, ending in 1998. The remaining 9 directors named below will continue to serve in accordance with their previous elections. It is intended that shares of Common Stock represented by proxies received in response to this Proxy Statement will be voted for the election of the nominees listed below unless otherwise directed by stockholders in their proxies. While it is not anticipated that any of the nominees will be unable to take office, if that is the case, such shares will be voted in favor of such other person or persons proposed by the Board of Directors.

The following information is provided concerning directors of ML & Co., nominees for election as directors, and executive officers. The information as to ownership of Common Stock and certain affiliations is based upon information received from the nominees, directors and executive officers.

                                                                         AMOUNT AND NATURE OF
                                                                         BENEFICIAL OWNERSHIP
           NAME, AGE, AND PRINCIPAL OCCUPATION               DIRECTOR    OF COMMON STOCK AS OF
                 FOR THE LAST 5 YEARS(1)                      SINCE        MARCH 2, 1995(2)
- ----------------------------------------------------------------------------------------------

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                       FOR A 3-YEAR TERM EXPIRING IN 1998

Earle H. Harbison, Jr., 66 (3)..........................       1987                3,320(4)
 Chairman of the Board of Harbison Walker, Inc., a man-
  ufacturer of molded plastic products; Chairman of the
  Executive Committee of Monsanto Company, a provider
  of chemical and agricultural products, pharmaceuti-
  cals, sweeteners, industrial process controls, and
  man-made fibers, from January, 1993 to August, 1993;
  President and Chief Operating Officer of that company
  from May, 1986 to December, 1992.
William R. Hoover, 65 (3)...............................  not previously           1,500
                                                            a director
 Chairman and Chief Executive Officer of Computer Sci-
  ences Corporation, a provider of information technol-
  ogy consulting, systems integration and outsourcing
  to industry and government, since 1972.
Robert P. Luciano, 61 (3)...............................       1989                3,920
 Chairman of the Board of Schering-Plough Corporation,
  a health and personal care products company, since
  January, 1984 and its Chief Executive Officer since
  February, 1982.
Daniel P. Tully, 63.....................................       1985            1,988,159(5)(6)
 Chairman of the Board since June, 1993; Chief Execu-
  tive Officer since May, 1992; President and Chief Op-
  erating Officer from July, 1985 to January, 1995.

                                                     (footnotes begin on page 7)

                                              AMOUNT AND NATURE OF
                                              BENEFICIAL OWNERSHIP
NAME, AGE, AND PRINCIPAL OCCUPATION  DIRECTOR OF COMMON STOCK AS OF
      FOR THE LAST 5 YEARS(1)         SINCE     MARCH 2, 1995(2)
- ----------------------------------------------------------------------------

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                             TERM EXPIRING IN 1996

Jill K. Conway, 60 (3)...              1978                   3,354
 Visiting Scholar, Massa-
  chusetts Institute of
  Technology since 1985;
  President of Smith Col-
  lege from July, 1975 to
  June, 1985.
George B. Harvey, 63 (3).              1993                   3,412
 Chairman of the Board,
  President, and Chief
  Executive Officer of
  Pitney Bowes Inc., a
  provider of mailing,
  office and logistics
  systems and management
  and financial services,
  since 1983.
David H. Komansky, 55
 (7).....................              1995                 636,075(4)(5)(6)
 President and Chief Op-
  erating Officer since
  January, 1995; Execu-
  tive Vice President,
  Debt and Equity Markets
  Group from May, 1993 to
  January, 1995; Execu-
  tive Vice President,
  Debt Markets Group from
  June, 1992 to April,
  1993; Executive Vice
  President, Equity Mar-
  kets Group from Octo-
  ber, 1990 to May, 1992;
  Senior Vice President
  and National Sales Di-
  rector of MLPF&S from
  February, 1988 to Octo-
  ber, 1990.
William L. Weiss, 65 (3).              1993                   2,786
 Corporate Director;
  Chairman of the Board
  of Ameritech Corpora-
  tion, a provider of
  communications and in-
  formation services,
  from 1983 to April,
  1994 and its Chief Ex-
  ecutive Officer from
  1983 to December, 1993.

                             TERM EXPIRING IN 1997

William O. Bourke, 67
 (3).....................              1987                   5,000(4)
 Corporate Director;
  Chairman of the Board
  of Reynolds Metals Com-
  pany, a producer of
  aluminum products, from
  April, 1988 to May,
  1992; Chief Executive
  Officer of that company
  from April, 1986 to
  May, 1992; President of
  that company from Janu-
  ary, 1983 to April,
  1988.
Stephen L. Hammerman, 56.              1985                 771,442(5)(6)
 Vice Chairman of the
  Board since April,
  1992; Executive Vice
  President from June,
  1985 to April, 1992;
  General Counsel since
  October, 1984; General
  Counsel of MLPF&S since
  March, 1981.
Aulana L. Peters, 53 (3).              1994                   1,489
 Partner in the law firm
  of Gibson, Dunn &
  Crutcher since 1988 and
  from 1980 to 1984; Com-
  missioner of the U.S.
  Securities and Exchange
  Commission from 1984 to
  1988.

                                             (footnotes begin on following page)

                                                                   AMOUNT AND NATURE OF
                                                                   BENEFICIAL OWNERSHIP
           NAME, AGE, AND PRINCIPAL OCCUPATION            DIRECTOR OF COMMON STOCK AS OF
                 FOR THE LAST 5 YEARS(1)                   SINCE     MARCH 2, 1995(2)
- ------------------------------------------------------------------------------------------------------------------------------------
John J. Phelan, Jr., 63 (3).............................    1991             3,920
 Corporate Director; Senior Adviser to the Boston Con-
  sulting Group since October, 1992; Member of the
  Council on Foreign Relations since 1988; President of
  the International Federation of Stock Exchanges from
  January, 1991 to January, 1993; Chairman and Chief
  Executive Officer of the New York Stock Exchange,
  Inc. from May, 1984 to December, 1990.
Charles A. Sanders, M.D., 63 (3)........................    1987             3,920
 Chairman of the Board of Glaxo Inc., a pharmaceutical
  company, since January, 1992; Chief Executive Officer
  of that company from July, 1989 to February, 1994;
  Vice Chairman of Squibb Corporation, a pharmaceutical
  and health care products company, from March, 1988 to
  July, 1989.
  EXECUTIVE OFFICERS NAMED IN THE SUMMARY COMPENSATION
                         TABLE
        (IN ADDITION TO THOSE WHO ARE DIRECTORS)
- --------------------------------------------------------
  Herbert M. Allison, Jr..............................                     719,445(5)
  John L. Steffens....................................                   1,000,761(5)
  Arthur Zeikel.......................................                     473,267(5)
  All directors and executive officers of ML & Co. as
   a group, including those named above...............                   7,077,603(4)(5)(6)

- --------
(1) Unless otherwise indicated, the offices listed are of ML & Co.
(2) All directors, nominees and executive officers have sole investment power and sole voting power over the shares listed, except as indicated in notes 4, 5, and 6 below. Except for Mr. Tully, whose beneficial ownership represents approximately 1.1% of the outstanding Common Stock, no individual director, nominee or executive officer beneficially owned in excess of 1% of the outstanding Common Stock. The group consisting of all directors and executive officers of ML & Co. beneficially owned approximately 3.7% of the outstanding Common Stock. Percentages are calculated based on the Common Stock outstanding as of February 22, 1995.
(3) The following directors and nominees also hold directorships in, or similar affiliations with, the following companies:
  William O. Bourke--Reynolds Metals Company; Premark International, Inc.; and
     Sonat Inc.
  Jill K. Conway--The Allen Group, Inc.; Arthur D. Little, Inc.; Colgate-
     Palmolive Company; and NIKE, Inc.
  Earle H. Harbison, Jr.--Harbison Walker, Inc.; Angelica Corporation; Mutual of America; National Life Insurance Company; and RightCHOICE Managed
     Care, Inc.
  George B. Harvey--Pitney Bowes Inc.; Connecticut Mutual Life Insurance Co.;
     McGraw-Hill, Inc.; and Pfizer, Inc.
  William R. Hoover--Computer Sciences Corporation.
  Robert P. Luciano--Schering-Plough Corporation; Allied-Signal, Inc.; and
     C.R. Bard, Inc.
  Aulana L. Peters--Mobil Corporation; Minnesota Mining and Manufacturing
     Company (3M); the New York Stock Exchange, Inc.; and Northrop Grumman Corporation.
  John J. Phelan, Jr.--Avon Products, Inc.; Eastman Kodak Company;
     Metropolitan Life Insurance Company; and Sonat Inc.

  Charles A. Sanders, M.D.--Glaxo Holdings p.l.c.; Morton International, Inc.;
     and Reynolds Metals Company.
  William L. Weiss--Abbott Laboratories; The Quaker Oats Company; and Tenneco
     Inc.
(4) Beneficial ownership shown for Messrs. Harbison, Komansky and Bourke, and for the group consisting of all directors and executive officers of ML & Co., excludes shares held by their wives (2,000 shares in the case of Mr. Harbison, 600 shares in the case of Mr. Komansky and 200 shares in the case of Mr. Bourke), as to which they may be deemed to have shared investment and voting power. Each of them has expressly disclaimed beneficial ownership of the shares held by his wife. Beneficial ownership for the group consisting of all directors and executive officers of ML & Co. also excludes 1,764 shares held by the wife of an executive officer not named in the Summary Compensation Table, as to which such executive officer may be deemed to have shared investment and voting power but as to which he has expressly disclaimed beneficial ownership.
(5) Beneficial ownership shown for the following individuals, and for the group consisting of all directors and executive officers of ML & Co., includes the specified number of shares of Common Stock that may be purchased upon the exercise (presently or within 60 days) of stock options granted under the ML & Co. Long-Term Incentive Compensation Plan: Daniel P. Tully (1,445,130); David H. Komansky (412,507); Stephen L. Hammerman (560,165);
    Herbert M. Allison, Jr. (529,227); John L. Steffens (632,507); Arthur Zeikel (288,627); and all directors and executive officers of ML & Co. as a group (4,754,644).
(6) Beneficial ownership shown for Mr. Tully, and for the group consisting of all directors and executive officers of ML & Co., includes 9,000 shares of Common Stock held in a trust as to which Mr. Tully has shared voting and investment power. Beneficial ownership shown for Mr. Komansky, and for the group consisting of all directors and executive officers of ML & Co., includes 2,277 shares of Common Stock held by a charitable foundation of which Mr. Komansky and two other executive officers not named in the Summary Compensation Table act as trustees and as to which they have shared voting and investment power. Beneficial ownership shown for Mr. Hammerman, and for the group consisting of all directors and executive officers of ML & Co., includes 27,000 shares of Common Stock held in trusts as to which Mr. Hammerman has shared voting and investment power. Beneficial ownership shown for the group consisting of all directors and executive officers of ML & Co. includes 15,148 shares of Common Stock held in a charitable foundation as to which an executive officer not named in the Summary Compensation Table has shared voting and investment power and 2,616 shares of Common Stock held in custodial accounts as to which an executive officer not named in the Summary Compensation Table has sole voting and investment power.
(7) Mr. Komansky was elected as a director by the Board of Directors in January, 1995 to fill a vacancy in the 3-year term expiring in 1996 resulting from the resignation of The Honorable William J. Crowe, Jr. in May, 1994.

Robert A. Hanson, age 70, has served as a director since 1984 and will continue to serve as a director until the 1995 Annual Meeting of Stockholders. Mr. Hanson was Chairman of the Board of Deere & Company, a manufacturer, distributor and financier of farm and industrial equipment, from October, 1982 to June, 1990 and Chief Executive Officer of that company from August, 1982 to August, 1989. Mr. Hanson also serves as a director of the Dun & Bradstreet Corporation. As of March 2, 1995, Mr. Hanson was the beneficial owner, with sole voting and investment power, of 1,552 shares of Common Stock.

                      COMMITTEES OF THE BOARD OF DIRECTORS

In addition to an Executive Committee, ML & Co. has standing Audit and Finance, Management Development and Compensation, and Nominating Committees of the Board of Directors.

The Audit and Finance Committee, which consists of Mr. Hanson, who chairs the committee, Messrs. Harvey, Luciano and Sanders and Mrs. Peters, held 6 meetings during the 1994 fiscal year. This committee has performed the following functions, among others: monitoring ML & Co.'s system of internal accounting controls and overseeing and evaluating the internal audit function; recommending the appointment and monitoring the performance, independence and fees of ML & Co.'s independent public accountants and monitoring professional services they provide; reviewing the scope of the annual audit with the independent public accountants and reviewing their reports to management; reviewing ML & Co.'s annual consolidated financial statements; and overseeing corporate funding policy, securities offerings, financial commitments and related policies, and risk management policies and procedures.

The Management Development and Compensation Committee, which consists of Mrs. Conway, who chairs the committee, and Messrs. Bourke, Harbison, Phelan and Weiss, held 8 meetings during the 1994 fiscal year. This committee has performed the following functions, among others: exercising primary responsibility on behalf of the Board of Directors for reviewing and recommending employee compensation programs, policies and practices, including salary, cash incentive, long-term incentive compensation, stock purchase, and other retirement and health and welfare programs; making grants under ML & Co.'s Equity Capital Accumulation Plan and Long-Term Incentive Compensation Plan; discharging the responsibilities described below under the caption "Compensation Committee Report"; and periodically reviewing management development programs and executive succession plans.

The Nominating Committee, which consists of Mr. Harbison, who chairs the committee, Mrs. Conway and Mr. Hanson (all of whom are voting members) and Mr. Tully (who is a non-voting member), held 2 meetings and had a number of discussions during the 1994 fiscal year. This committee has performed the following functions: identifying potential candidates to serve on the Board of Directors with a view toward a desirable balance of expertise among Board members and recommending to the Board of Directors membership of committees of the Board and nominees to fill vacancies on the Board. The Nominating Committee will consider nominees recommended by stockholders. Those wishing to submit recommendations for the 1996 Annual Meeting of Stockholders should write to Gregory T. Russo, Secretary, Merrill Lynch & Co., Inc., 12th Floor, 100 Church Street, New York, NY 10080-6512.

                           FIRST STOCKHOLDER PROPOSAL

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, holding 200 shares of Common Stock, has given notice of her intention to propose the following resolution at the Annual
Meeting:

  "RESOLVED: That the stockholders of Merrill Lynch, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

The following statement has been submitted by Mrs. Davis in support of the resolution:

  "REASONS: Many states have mandatory cumulative voting, so do National
  Banks."

  "In addition, many corporations have adopted cumulative voting."

  "Last year the owners of 48,429,477 shares, representing approximately 32.0% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

The Board of Directors recommends a vote AGAINST the adoption of this proposal.

This same proposal has been previously submitted nine times by its proponent to Annual Meetings of Stockholders. It has been consistently opposed by the Board of Directors and defeated by stockholders every time by a substantial majority of the votes cast.

The reasons the Board of Directors opposes this resolution are essentially the same as those stated in the proxy statements for the nine prior Annual Meetings at which the proposal was submitted. Under the General Corporation Law of Delaware (the "Corporation Law"), the state in which ML & Co. is incorporated, cumulative voting is permissible only if provided for in a corporation's certificate of incorporation. The general rule under the Corporation Law, which is followed by many large corporations, is that each director must be elected by a plurality of the votes of the shares present in person or represented by proxy.

The Board of Directors would recommend a change in the method of stockholder voting only if another method would better serve the interests of the stockholders as a whole. To the contrary, cumulative voting would give stockholders who seek to support a special interest group the potential to elect one or more directors representing the interests of that group. Any directors so elected may view themselves as representatives of the group that elected them and feel obligated to represent that group's interests, regardless of whether the furtherance of those interests would benefit all stockholders generally. This would tend to promote adherence to narrow interests rather than those of stockholders at large, whereas the election of directors by plurality vote is designed to produce a board of directors that views its accountability as being to stockholders generally. Cumulative voting would also create a risk of promoting factionalism among members of the Board of Directors and may, therefore, undermine their ability to work together effectively. Accordingly, the Board of Directors regards the proposed change as not only serving no useful purpose but as being contrary to the best interests of all ML & Co. stockholders.

For the reasons stated above, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST the adoption of this proposal.

                          SECOND STOCKHOLDER PROPOSAL

Mr. John A. Gearhart and Mrs. Gretchen B. Gearhart, 1010 Park Avenue, Fayetteville, Arkansas 72701, holding 390 shares of Common Stock, have given notice of their intention to propose for adoption at the Annual Meeting the following proposal:

  "PROPOSAL: It is recommended that the Board of Directors of Merrill Lynch provide share owners with the relationship of claims arising from derivatives to underlying assets when trading for its own account, so that share owners can evaluate the degree of risk involved."

The following statement has been submitted by Mr. and Mrs. Gearhart in support of the proposal:

  "REASON: A derivative is a contract which, for a fee, transfers a business or monetary risk, or group of risks, to somebody else when time is of the essence. The compounding nature of multiple, complex contracts makes possible "risk free" business operation transactions subject to massive gains or losses. The basic time frame is the future, hence the vagaries involved redirect current and future influences and create a complexity that denies efficient or effective ascertainment of true risk/reward relationship. There are periodic financial eruptions among substantial derivative "players," which can be harmful to other serious investors."

  "How are Merrill Lynch share owners protected from the numerous losses reported by corporations, banks, brokers, and other institutional investors?"

  "The Federal Reserve Board of Kansas City, in its Economic Review for the Third Quarter of 1993 makes these observations:

    Many derivatives promise to deliver the underlying asset in the future. However, most derivatives are settled by taking offsetting positions in the derivative security rather than by taking or making delivery of the underlying asset. As a consequence, there is no effective limit on the quantity of claims to the underlying asset that can be traded. Indeed, outstanding futures contracts often promise to deliver many multiples of the existing quantity of the underlying asset."

  "Merrill Lynch should also query its derivative customers to get indications of risk as the Comptroller of Currency is requesting of banks. It is in the share owners' interest to know the overall capital adequacy of Merrill Lynch and its customers' assets in relation to derivatives."

  "Stock index futures, a derivative, make a mockery of investment research (common stock research and SIF betting may oppose one another) and contribute little or nothing to capital formation. Merrill Lynch should examine SIF's termination irrespective of what domestic and foreign markets permit."

The Board of Directors recommends a vote AGAINST the adoption of this proposal.

In 1992 and 1993 Mr. Gearhart submitted similar proposals requesting Merrill Lynch to take steps to correct what Mr. Gearhart referred to as "anomalies in the U.S. capital formation process" and the "high leverage in the stock index futures market, basket trading and mathematics trading." In each year, Mr. Gearhart's proposal was defeated by stockholders by more than 90% of the votes cast.

The Board of Directors opposes Mr. Gearhart's latest proposal because it is so vague and indefinite that any action taken to implement it, if adopted, would likely be different from the action subjectively envisioned by the proponents or by any stockholders who voted in its favor. In ML & Co.'s view, the action that appears to be called for by this proposal has already been substantially implemented. ML & Co.'s 1994 Annual Report to stockholders provides a description of derivative financial instruments that ML & Co. owns and trades and how such instruments relate to underlying assets. In addition, the Annual Report discloses that for futures contracts (contracts requiring ML & Co. to take or deliver an underlying asset in the future) ML & Co. usually does not intend to take or make physical delivery of the underlying security, asset or index.

The market for derivative financial products has grown substantially over the last decade. Derivative financial products offer businesses and other clients a cost-effective and practical means to implement desirable hedging or investment strategies that would be difficult or impossible to achieve using conventional investment vehicles.

ML & Co. has a long-standing commitment to protecting the integrity and liquidity of the financial markets, maintaining investor confidence, and working with Congress and regulators to achieve these goals. ML & Co. is participating in the Derivatives Policy Group, which was formed at the suggestion of Securities and Exchange Commission Chairman Arthur Levitt in August, 1994 to respond to public policy issues relating to over-the-counter derivatives activities. In the past, representatives of ML & Co. have testified before Congress concerning the imposition of adequate control over excess volatility in the marketplace, and ML & Co. has endorsed legislative and regulatory initiatives relating to that issue. ML & Co. also supported the New York Stock Exchange's initiation of "circuit breakers," which protect against precipitous movements in securities prices. ML & Co. will continue to participate in the development of legislative and regulatory initiatives concerning derivatives and the securities markets generally.

For the reasons stated above, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST the adoption of this proposal.

                             EXECUTIVE COMPENSATION

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION POLICIES

ML & Co. is in the top tier of an industry where competition for clients and market share is intense. To maintain and improve its position, ML & Co. must have the best workforce it can assemble and high caliber executives to lead it. As a key component in attracting, retaining and motivating executives, ML & Co.'s executive compensation program rewards superior performance and is highly responsive to changes in individual and company results. In addition, the program is designed to align the interests of executives and stockholders.

Both the annual cash incentive award (bonus) and the stock-based awards made to individual executives vary directly with changes in ML & Co.'s financial results and the performance of the company and the executives. Maximum award opportunities for executives are determined by a formula based on changes in ML & Co.'s net income and return on equity. The actual award granted to an executive by the Management Development and Compensation Committee (the "MDCC") of the Board of Directors up to the maximum formula amount is based on additional considerations including the executive's contribution to financial results, productivity, expense and risk control, product innovation, quality of client service, management development, diversity initiatives and strategic planning. Additionally, the MDCC considers the extent to which individuals take a leadership role in promoting and following ML & Co.'s principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship and Integrity.

OVERVIEW AND PROCESS

The MDCC is responsible for administering compensation for all executive officers. The MDCC consists of five directors who have never been employees of ML & Co. and who are not eligible to participate in any of the compensation programs or plans that the MDCC administers. It is the responsibility of the MDCC, on behalf of the Board of Directors, to oversee executive compensation programs, policies and practices, which include base salary, annual bonus compensation and long-term stock-based incentive compensation.

Each year the MDCC conducts a full review of ML & Co.'s executive compensation programs to ensure the programs are aligned with ML & Co.'s long-term strategic and financial goals, annual financial plans and other short-term objectives. In addition, the MDCC reviews the impact of changes in laws and regulations on the compensation programs for ML & Co.'s executive officers. The MDCC has access to advice and counsel from independent third parties. The MDCC also reviews executive management compensation with the other non-employee members of the Board of Directors. The Board of Directors has the specific responsibility of approving the compensation of executive management.

1994 was a challenging year for ML & Co. and the entire securities industry. Higher interest rates, volatile markets around the world, and a sharp decline in underwriting activity contributed to lower financial results for most securities firms. Despite these challenges, ML & Co. recorded the second highest operating earnings in its history and achieved a return on equity of 18.6%. This success was due in large part to the contribution of executive management toward achieving ML & Co.'s well-diversified revenue base, market leadership across business lines and appropriate cost and risk management.

TOTAL COMPENSATION

The three elements of total compensation for ML & Co. executives are base salary, annual cash bonus and long-term stock-based awards. Together these elements comprise a comprehensive executive pay program which the MDCC feels is appropriate and necessary to motivate and reward ML & Co.'s top executives.

BASE SALARIES

Executive officer base salaries are typically reviewed every three to four years based on factors determined by the MDCC at the time of review. Executive officer salaries were not reviewed by the MDCC in 1994. For 1994, the base salaries of executive officers named in the Summary Compensation Table ranged from 9% to 13% of their total annual cash compensation levels (base salary plus annual bonus). This relationship of salaries to total annual cash compensation is intended to increase the motivational value of the bonus program.

INCENTIVE COMPENSATION

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Performance goals governing the determination of cash bonus and Restricted Share and Restricted Unit awards for executive officers were adopted by the MDCC in early 1994 and approved by ML & Co. stockholders at the 1994 Annual Meeting in order to enable ML & Co. to take a deduction for the full value of such awards under Internal Revenue Code
Section 162(m). These performance goals are expressed in a formula which increases or decreases the prior year's formula awards by the Average Percentage Change from the prior year in ML & Co.'s Net Income and ROE (return on equity), as such terms are defined in the performance goals adopted by the MDCC and approved by stockholders. The performance goal formula provides an incentive for executives to work equally towards growth in profits and a high return on stockholders' equity. Profitability and return on equity are also used by the MDCC to determine the funding for annual bonuses for other bonus-eligible employees.

The MDCC retains the discretion to reduce the formula-determined amounts based upon its evaluation of other factors. These factors, which are listed above under "Executive Compensation Policies," are considered collectively by the MDCC and are not weighted in any particular order of importance. Because this process determines compensation levels based on ML & Co.'s financial performance and the individual executive officer's performance, compensation is not targeted to specific competitive levels.

ANNUAL BONUS. ML & Co.'s annual bonus program provides a direct incentive for executive officers to improve the financial performance of ML & Co. The MDCC determined 1994 performance year annual bonuses for each executive officer using the performance goal formula. Accordingly, the CEO's formula annual bonus amount for 1994 was determined by adjusting his 1993 bonus amount by the 30% average decrease in ML & Co.'s Net Income and ROE from 1993 to 1994. Formula 1994 bonus amounts for executive officers (other than the CEO) were established, in accordance with the performance goal formula, at 70% of the CEO's 1994 formula bonus amount. This percentage reflects the relative responsibility and accountability of these individuals in relation to that of the CEO. The MDCC has the discretion to reduce these formula bonus amounts based on the factors listed above under "Executive Compensation Policies." The executive officers named in the Summary Compensation Table received from 81% to 100% of their formula-based bonus awards for 1994 performance.

LONG-TERM INCENTIVE COMPENSATION. Stock-based incentive awards are a fundamental component of the total compensation awarded each year to members of executive management. These awards, which include Restricted Shares, Restricted Units and Stock Options, align executive and stockholder financial interests and promote an appropriate balance between short-term goals and long-term strategic decision making.

Restricted Shares and Restricted Units provide an immediate proprietary interest and reinforce a long-term orientation in decision making. Restricted Shares are shares of Common Stock that convey to their holder all the rights of a stockholder except that they are restricted from being sold, transferred or assigned for a period of time after they are granted. In the case of Restricted Shares granted in 1995, the restricted period is five years, consisting of a three-year vesting period and a further two-year restriction on transferability. Restricted Units are similar to Restricted Shares but are payable in cash at the end of a three-year vesting period and do not convey voting rights. Throughout the rest of this report, Restricted Shares and Restricted Units are referred to as "Restricted Shares/Units".

Stock Options directly align the financial interests of executives with those of stockholders by rewarding executives only if, and to the extent that, the price of Common Stock appreciates in the future. Stock Options have a term of ten years and become exercisable in 25% increments each year over a four-year period. Stock ownership levels are not a consideration in deciding the appropriate stock-based award for a given performance year.

The grants of Restricted Shares/Units for the 1994 performance year to executive officers were determined using the same performance goal formula used to determine cash bonus awards. That is, the formula dollar value of the CEO's Restricted Share/Unit grant for the 1994 performance year was determined by adjusting the dollar value of his 1993 grant by the 30% average decrease in Net Income and ROE from 1993 to 1994. The formula dollar value of grants of Restricted Shares/Units for executive officers other than the CEO were established, in accordance with the performance goal formula, at 70% of the CEO's formula amount. The MDCC also has the discretion to reduce the Restricted Share/Unit awards yielded by the formula based on the factors listed above under "Executive Compensation Policies." The MDCC determined the dollar value of the Stock Option grants to each of the executive officers for the 1994 performance year in the same manner as it determined the dollar value of the Restricted Share/Unit grants to these executive officers.

Executive officers are also eligible to participate in broad-based plans offered generally to ML & Co. employees, such as the Merrill Lynch & Co., Inc. 401(k) Savings and Investment Plan, Employee Stock Purchase Plan, retirement plans and various health and welfare insurance plans.

APPROVAL PROCESS

Consistent with the executive compensation policies discussed above, the MDCC assesses the performance of the CEO and of all other executive officers, and recommends the annual bonuses of ML & Co.'s CEO, President, Vice Chairman and Executive Vice Presidents to the Board of Directors for approval. Awards of Restricted Shares/Units and Stock Options to executives are determined by the MDCC in order to preserve the benefits of Rule 16b-3 under the Securities Exchange Act of 1934 for the employee stock plans pursuant to which such securities are awarded.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR 1994 PERFORMANCE

ANNUAL BONUS. The 1994 performance year bonus for the CEO was determined in accordance with the performance goals referred to above.

ML & Co.'s Net Income in 1994 was $1,004,050,000, which represents a 27.7% decrease from $1,388,978,000 in 1993. ML & Co.'s ROE in 1994 was 18.6%, which represents a 33.1% decrease from an ROE of 27.8% in 1993. The average change in these performance measures, rounded to the nearest whole percentage point, is a decrease of 30% ((-27.7% + -33.1%) / 2). The CEO's 1993 bonus of $6,200,000 was therefore decreased by the 30% average change in the performance measures to produce a 1994 formula bonus award of $4,340,000. In recognition of Mr. Tully's contribution to ML & Co.'s financial results in 1994, his leadership in promoting and following ML & Co.'s principles of Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship and Integrity, and his contribution to the factors listed above under "Executive Compensation Policies," the MDCC deemed it appropriate to award Mr. Tully the full formula bonus of $4,340,000.

The MDCC did not adjust Mr. Tully's base salary in 1994. Mr. Tully's base salary has not been increased since January 1, 1992, when it was set at its current level of $500,000.

LONG-TERM INCENTIVE COMPENSATION. The value of Mr. Tully's Restricted Share/Unit grant for 1994 performance was determined in accordance with the performance goals referred to above.

Applying the 30% average decrease in Net Income and ROE to the grant value of Mr. Tully's 1993 Restricted Share/Unit grant ($1,450,000) resulted in a formula Restricted Share/Unit grant for the 1994 performance year of $1,015,000. Again, in recognition of ML & Co.'s financial results and the other factors discussed above, the MDCC deemed it appropriate to award Mr. Tully Restricted Shares/Units equal to the full formula grant value, or $1,015,000. The number of Restricted Shares/Units awarded was calculated by dividing the grant value by the average fair market value of a share of Common Stock over the twenty business days preceding January 16, 1995, the date the MDCC met to review executive stock awards ($35.7125).

Applying the same 30% average decrease to the CEO's 1993 stock option grant value of $1,450,000 produced a 1994 performance year grant value of $1,015,000. The number of Stock Options awarded for 1994 performance was calculated by dividing the grant value of the Stock Option award by the same price of Common Stock used to determine the Restricted Share/Unit grants, and multiplying the result by four. The multiple of four options to one share/unit was selected because the Black-Scholes value of an ML & Co. employee Stock Option, taking into account the non-marketability of employee stock options, has over time averaged approximately 25% of the value of a share of Common Stock.

The ultimate future value to be realized by the CEO for this long-term award of Restricted Shares/Units and Stock Options is dependent upon the future price of the Common Stock and on dividend levels.

SUMMARY

The CEO's compensation for performance in 1994, valued when it was approved in January, 1995 using the methodology explained above, consisted of:

                 ANNUAL              RESTRICTED               STOCK
 SALARY          BONUS              SHARES/UNITS*            OPTIONS*              TOTAL
 ------        ----------           -------------           ----------           ----------
$500,000       $4,340,000            $1,015,000             $1,015,000           $6,870,000

- --------
 * The value of these awards is based on the average fair market value of a share of Common Stock over the twenty business days preceding January 16, 1995, the date the MDCC met to review these awards ($35.7125). These amounts differ from the amounts shown in the Summary Compensation Table under the column headed "Restricted Stock Awards" and from the amounts shown in the table entitled "Option Grants in Last Fiscal Year" under the column headed "Grant Date Present Value" because the amounts in those tables are required to be based on grant date Common Stock prices.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

JILL K. CONWAY, CHAIR
WILLIAM O. BOURKE
EARLE H. HARBISON, JR.
JOHN J. PHELAN, JR.
WILLIAM L. WEISS

                   COMPENSATION TABLES AND OTHER INFORMATION

The following tables set forth information with respect to the Chief Executive Officer and the five most highly compensated executive officers of ML & Co. as to whom total annual salary and bonus for the fiscal year ended December 30, 1994 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                          COMPENSATION
                               ANNUAL COMPENSATION          AWARDS(1)
                             ------------------------ ---------------------
                                                      RESTRICTED
                                                        STOCK    SECURITIES ALL OTHER
                                                        AWARDS   UNDERLYING  COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY    BONUS    (2)(3)(4)   OPTIONS   SATION(5)
- ---------------------------  ---- -------- ---------- ---------- ---------- ---------
Daniel P. Tully.........     1994 $500,000 $4,340,000 $1,058,682  113,684   $144,950
Chairman of the Board        1993  500,000  6,200,000  1,468,935  133,920    161,342
 and CEO                     1992  500,000  4,700,000  1,234,989  144,500     90,473

David H. Komansky.......     1994  300,000  2,900,000    625,837   67,204     31,250
President and COO (6)        1993  300,000  4,145,000    759,783   69,270     36,390
                             1992  300,000  3,150,000    729,766   85,380     25,493

Herbert M. Allison, Jr..     1994  300,000  2,900,000    625,837   67,204     21,800
Executive Vice President     1993  300,000  4,145,000    759,783   69,270     31,871
                             1992  300,000  3,000,000    673,631   78,820     27,161

John L. Steffens........     1994  400,000  2,800,000    625,837   67,204    149,250
Executive Vice President     1993  400,000  4,045,000    759,783   69,270    160,779
                             1992  400,000  3,100,000    729,766   85,380     90,471

Stephen L. Hammerman....     1994  350,000  2,450,000    417,237   44,804     16,500
Vice Chairman of the         1993  350,000  3,500,000    506,493   46,180     23,315
 Board                       1992  350,000  2,400,000    617,495   72,240     22,668
 and General Counsel

Arthur Zeikel...........     1994  300,000  2,500,000    417,237   44,804     30,250
Executive Vice President     1993  300,000  3,250,000    658,476   60,030     37,677
                             1992  300,000  2,450,000    617,495   72,240     23,491

                                                   (footnotes on following page)

(1) Awards were made in January or February of the succeeding fiscal year for performance in the year indicated.
(2) Amounts shown are for awards granted in February, 1995 for performance in 1994, in February, 1994 for performance in 1993, and in February, 1993 for performance in 1992. The February, 1994 awards were of Restricted Units; all other awards were split equally between Restricted Shares and Restricted Units. All awards have been valued for this table using closing prices of Common Stock on the Consolidated Transaction Reporting System on the dates of grant of such awards; the closing price on February 1, 1995, the effective date of the grant for performance in 1994, was $37.25. Shares and units granted in February, 1995 vest three years following grant and are restricted from transferability for an additional two years after vesting. Units granted in February, 1994 have a four-year vesting period, but may vest following the end of the 1995 or 1996 fiscal year based upon the achievement of a cumulative return on equity of 60%. Shares and units granted in February, 1993 vested following the end of the 1994 fiscal year based upon the achievement of a cumulative return on equity of 45%.
(3) Dividends are paid on unvested Restricted Shares and dividend equivalents are paid on unvested Restricted Units. Such dividends and dividend equivalents are equal in amount to the dividends paid on shares of Common Stock.

(4) The number and value of Restricted Shares and Restricted Units held by executive officers named in the table as of December 30, 1994 are as follows: Mr. Tully (18,062 shares and 51,542 units--$2,488,343); Mr. Komansky (10,674 shares and 27,989 units--$1,382,202); Mr. Allison (9,852 shares and 27,169 units--$1,323,501); Mr. Steffens (10,674 shares and 27,989 units--$1,382,202); Mr. Hammerman (9,032 shares and 20,574 units--
    $1,058,415); and Mr. Zeikel (9,032 shares and 24,038 units--$1,182,253).
    These amounts do not include Restricted Shares and Restricted Units awarded in 1995 for performance in 1994.
(5) Amounts shown for 1994 consist of the following: (i) contributions made in 1994 by ML & Co. to accounts of employees under the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan--Mr. Komansky ($1,500), Mr. Allison ($1,500), Mr. Steffens ($1,500), Mr. Hammerman ($1,500), and Mr. Zeikel ($1,500); (ii) allocations made in 1994 by ML & Co. to accounts of employees under the defined contribution retirement program (including, where applicable, cash payments made because of limitations imposed by the Internal Revenue Code)--Mr. Tully ($18,000), Mr. Komansky ($16,500), Mr. Allison ($15,000), Mr. Steffens ($18,000), Mr. Hammerman ($15,000), and Mr. Zeikel ($13,500); and (iii) distributions received in 1994 on investments of personal funds in ML & Co.-sponsored employee partnerships--Mr. Tully ($126,950), Mr. Komansky ($13,250), Mr. Allison ($5,300), Mr. Steffens
    ($129,750), and Mr. Zeikel ($15,250).
(6) Mr. Komansky was elected President and Chief Operating Officer in January, 1995. His title during the 1994 fiscal year was Executive Vice President.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                 NUMBER OF   % OF TOTAL
                                 SECURITIES   OPTIONS
                                 UNDERLYING  GRANTED TO    EXERCISE               GRANT DATE
                         FISCAL   OPTIONS   EMPLOYEES IN    PRICE      EXPIRATION  PRESENT
          NAME           YEAR(1)  GRANTED   FISCAL YEAR  ($ PER SHARE)   DATE(2)   VALUE(3)
          ----           ------  ---------- ------------ ------------  ---------- ----------
Daniel P. Tully.........  1994    113,684       2.1%       $35.1875    1/25/2005  $1,086,103
David H. Komansky.......  1994     67,204       1.3         35.1875    1/25/2005     642,047
Herbert M. Allison,
 Jr. ...................  1994     67,204       1.3         35.1875    1/25/2005     642,047
John L. Steffens........  1994     67,204       1.3         35.1875    1/25/2005     642,047
Stephen L. Hammerman....  1994     44,804       0.8         35.1875    1/25/2005     428,044
Arthur Zeikel...........  1994     44,804       0.8         35.1875    1/25/2005     428,044

- --------
(1) Reflects awards made in January, 1995 for performance in 1994. Does not include awards made in January, 1994 for performance in 1993; these awards were reflected in ML & Co.'s 1994 Proxy Statement.
(2) All options are exercisable as follows: 25% after one year, 50% after two years, 75% after three years, and 100% after four years.
(3) Valued using a modified Black-Scholes option pricing model. The exercise price of each option ($35.1875) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of Common Stock on January 25, 1995, the date of grant. The assumptions used for the variables in the model were: 25% volatility (which is the volatility of the Common Stock for the 36 months preceding grant); a 7.91% risk-free rate of return (which is the yield as of the date of grant on a U.S. Treasury Strip (zero-coupon bond) maturing in February, 2005, as quoted in The Wall Street Journal); a 2.6% dividend yield (which was the dividend yield on the date of grant); and a 10-year option term (which is the term of the option when granted). A discount of 25% was applied to the option value yielded by the model to reflect the non-marketability of employee options. The actual gain executives will realize on the options will depend on the future price of the Common Stock and cannot be accurately forecast by application of an option pricing model.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                  OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                                                            END              AT FISCAL YEAR-END(1)
                                                 ------------------------- -------------------------
                           SHARES
                         ACQUIRED ON  VALUE
          NAME            EXERCISE   REALIZED    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- --------    ----------- ------------- ----------- -------------
Daniel P. Tully.........        0    $      0     1,218,225     429,395    $27,223,336  $3,768,633
David H. Komansky.......        0           0       316,345     208,305      6,469,012   1,339,849
Herbert M. Allison,
 Jr. ...................        0           0       434,705     203,385      9,317,710   1,330,317
John L. Steffens........   20,000     567,500(2)    576,345     208,305     12,381,512   1,339,849
Stephen L. Hammerman....        0           0       473,060     175,360     10,155,773   1,320,755
Arthur Zeikel...........        0           0       198,060     189,210      3,863,585   1,320,755

- --------
(1) This valuation represents the difference between $35.75, the closing price of the Common Stock on December 30, 1994 on the Consolidated Transaction Reporting System, and the exercise prices of these options.
(2) This valuation represents the difference between the average of the high and low price of the Common Stock on the Consolidated Transaction Reporting System on the date of exercise, and the exercise price of the options exercised. Mr. Steffens continues to hold the shares received upon exercise of these options.

CERTAIN ANNUITIES

In 1988, the ML & Co. defined benefit pension plan (the "Pension Plan") was terminated, and a group annuity contract to pay the Pension Plan benefits to the vested participants was purchased from Metropolitan Life Insurance Company with a portion of the terminated Pension Plan trust assets. This annuity is payable at normal retirement (generally age 65) or at an early retirement age in a reduced amount. ML & Co. participates in the actuarial experience and investment performance of these annuity assets under an agreement with Metropolitan Life Insurance Company.

Upon retirement, the executive officers named in the Summary Compensation Table will be eligible to receive an annuity. Those retiring at age 65 with at least 10 years of Pension Plan participation will receive up to the annual statutory maximum applicable to the year in which the annuity payments are made, which, during 1995, are $120,000 (if born before 1938), $112,000 (if born between 1938 and 1954) and $104,000 (if born after 1954). These amounts will be adjusted periodically by the Internal Revenue Service for increases in the cost of living. The compounded annual growth rate of these cost of living increases has been 3.7% since 1988, the year indexing began. Effective for 1995 and later years, however, the cost of living adjustment calculation is rounded down to the next lower multiple of $5,000. After adjustments for cost of living increases, these annuity payments, if payable as straight life annuities, will not exceed the following annual amounts for the following executive officers:
Daniel P. Tully ($316,168) subject to the statutory maximum ($120,000 in 1995); David H. Komansky ($103,655); Herbert M. Allison, Jr. ($81,543); John L. Steffens ($227,963) subject to the statutory maximum ($112,000 in 1995); Stephen L. Hammerman ($100,466); and Arthur Zeikel ($116,472); these amounts reflect an offset for estimated social security benefits in accordance with the provisions of the terminated Pension Plan.

In addition, ML & Co. entered into an annuity agreement with Mr. Tully, effective July 24, 1991, as amended April 30, 1992, to provide for supplemental defined benefit annuity payments to him and his surviving spouse. The annuity is payable if Mr. Tully retires or dies while an executive officer of ML & Co. The annual amount of this annuity will equal $1,500,000, if payable as a straight life annuity, or $1,270,000, if payable as a 50% or 100% joint and survivor life annuity, in each case as reduced by Mr. Tully's Pension Plan annuity described above and the combined annuity value at retirement of his account balances attributable to ML & Co. contributions to the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan and the Retirement Accumulation Plan and to the allocations under the ESOP, and as further reduced by 50% of the annual social security retirement benefit amount he would receive upon retirement at age 65. The payment will be made monthly in the form of a life annuity, a joint and survivor life annuity or 10-year certain and life annuity. The survivor benefits, if applicable, are payable only to a spousal beneficiary.

SEVERANCE AGREEMENTS

ML & Co. has severance agreements with 39 present members of executive and senior management, including Messrs. Tully, Komansky, Allison, Steffens, Hammerman and Zeikel. These agreements provide for payments and other benefits if there is a Change in Control (as defined below) of ML & Co., and the employee's employment is subsequently terminated by ML & Co. or its successor without "Cause" or by the employee for "Good Reason," including a detrimental change in responsibilities or a reduction in salary or benefits. The term of each agreement does not exceed 3 years, which term is automatically extended each year for an additional year until notice to the contrary is given to the employee. Under each agreement, the employee will receive a lump sum payment equal to 2.99 times the employee's average annual compensation for the 5 years immediately preceding the year of the termination of employment. The employee shall also receive (i) a lump sum payment approximating the value of life, disability, accident and medical insurance benefits for 24 months after termination of employment, and an amount sufficient to cover any income taxes payable thereon, (ii) a lump sum payment equal to the retirement contribution, and an amount sufficient to cover any income taxes payable thereon, that the employee would have been eligible to receive from ML & Co. under the terms of the ML & Co. retirement program, consisting of the Retirement Accumulation Plan and the ESOP, and any applicable ML & Co. contributions to the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan, or any successor program or plan that may be in effect at the time of the Change in Control, determined as if the employee were fully vested thereunder and had continued (after the date of termination) to be employed for an additional 24 months at the employee's highest annual rate of compensation during the 12 months immediately preceding the date of termination for purposes of determining the basic contributions and any applicable supplemental contributions; and (iii) any legal fees and expenses incurred as a result of his termination of employment. A "Change in Control" of ML & Co. means: (i) any change in control of a nature required to be reported under the Securities and Exchange Commission's proxy rules; (ii) the acquisition by any person of the beneficial ownership of securities representing 30% or more of the combined voting power of ML & Co.'s then outstanding voting securities; (iii) a change in the composition of the Board of Directors such that, within a period of 2 consecutive years, individuals who at the beginning of such 2-year period constituted the Board of Directors and any new directors elected or nominated by at least 3/4 of the directors who were either directors at the beginning of the 2-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board of Directors; or (iv) the liquidation of all or substantially all of the assets of ML & Co. In addition, if ML & Co. enters into an agreement, the consummation of which would result in a Change in Control, then a Change in Control shall be deemed to have occurred with respect to any participant's termination without "Cause" or for "Good Reason" occurring after the execution of such agreement and, if such agreement expires or is terminated prior to consummation of the Change in Control, before such expiration or termination. Any payments under these agreements would be in addition to amounts payable under the ML & Co. Long-Term Incentive Compensation Plan and Equity Capital Accumulation Plan, which, in the event of a Change in Control, provide for early vesting and payment.

COMPENSATION OF DIRECTORS

ML & Co. directors who are not full-time employees of ML & Co. or an affiliated corporation receive monthly cash payments at a rate of $35,000 per year in base compensation and receive transportation to, or reasonable travel expenses incurred in connection with attending, meetings. In addition, non-employee directors receive $15,000 per year for service as members of, or $25,000 per year for chairing, the Audit and Finance Committee and the MDCC. The director who chairs the Nominating Committee receives $6,000 per year. Other members of that committee receive no additional fee. Under the Merrill Lynch & Co., Inc. Fee Deferral Plan for Non-Employee Directors, beginning in 1995 non-employee directors may defer all or a portion of their base compensation and committee or chair fees until a specified later date or until after retirement. At the option of the participant, deferred fees may be credited with a return based on the performance of selected mutual funds or may be represented by Common Stock equivalents which are credited with dividend equivalents equal to dividends declared on the Common Stock. All distributions under the Fee Deferral Plan are payable in cash.

Under the Merrill Lynch & Co., Inc. Non-Employee Directors' Equity Plan, each non-employee director receives an initial grant of restricted stock upon commencement of Board service and additional grants of restricted stock at the beginning of the month following the fifth Annual Meeting subsequent to the most recent grant. Directors in service at the inception of the plan received their initial grants on November 4, 1992. In each case, the number of shares of restricted stock granted is based on a grant value of $50,000, provided that grants to directors scheduled to retire prior to the fifth Annual Meeting subsequent to grant are reduced proportionately. Restricted stock granted under the plan vests and becomes transferable in equal annual installments on the date of each of the five Annual Meetings subsequent to grant (or, in the case of a director scheduled to retire earlier, such lesser number of Annual Meetings remaining until retirement). Unvested shares may not be transferred, assigned, pledged or otherwise encumbered, and if Board service ends prior to scheduled retirement for any reason other than death, unvested shares are forfeited. In all other respects, holders of restricted stock under the plan have the same rights as holders of Common Stock, including the right to vote and receive dividends.

Each non-employee director who has served for 5 years (or has reached age 65 with at least one year of service), and who thereafter ceases to serve for any reason other than removal for cause, is eligible to receive a pension benefit. The beneficiary(ies) or estate of each non-employee director is entitled to receive a death benefit in the event of such director's death during his or her term. Both such benefits are based upon the annual base compensation at the time of the director's cessation of service or death, as the case may be, plus $10,000, and the director's age and length of service. Although the amount and method of payment of each such benefit cannot be determined until the time of entitlement, it will not, on an annualized basis, exceed an amount equal to the sum of the annual base compensation for non-employee directors at the time of the director's cessation of service or death, as the case may be, plus $10,000. ML & Co. offers comprehensive medical insurance benefits to non-employee directors and eligible family members, which are comparable to those offered to ML & Co. employees generally, except that these benefits are provided on a non-contributory basis and with differences in deductible, coinsurance and lifetime benefits. ML & Co. also offers life and business travel insurance benefits to non-employee directors.

From time to time, non-employee directors are offered the option of investing personal funds in certain ML & Co.-sponsored employee partnerships. Distributions on such investments received in 1994 by non-employee directors were--Mr. Hanson ($3,450), Mr. Harbison ($45,000), and Dr. Sanders ($8,000).

CERTAIN TRANSACTIONS

From time to time since the beginning of the 1994 fiscal year, certain directors and executive officers of ML & Co. and associates of such persons were indebted to subsidiaries of ML & Co., as customers, in connection with margin account loans, mortgage loans, revolving lines of credit and other extensions of credit by ML & Co.'s subsidiaries. These transactions were in the ordinary course of business; they were substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except that for some credit products interest rates charged were the same as the lowest interest rates charged other persons or were more favorable for ML & Co. employees and directors than for other persons; and they did not involve more than the normal risk of collectibility or present other unfavorable features. In addition, directors, officers and employees of ML & Co. are entitled to receive certain discounts or waivers of fees or commissions for products and services offered by subsidiaries of ML & Co.

From time to time since the beginning of the 1994 fiscal year, ML & Co. and certain of its subsidiaries have engaged in transactions in the ordinary course of business with State Street, the Equitable Companies and FMR Corp. and certain of their respective affiliates, which are beneficial owners of more than 5% of the outstanding shares of Common Stock; such transactions were on substantially the same terms as those prevailing at the time for comparable transactions with others.

From time to time since the beginning of the 1994 fiscal year, ML & Co., through certain of its subsidiaries in the ordinary course of business, has performed investment banking, financial advisory and other services for certain corporations with which certain of its directors are affiliated.

In 1994, a subsidiary of ML & Co. agreed, as part of its ordinary business activities, to make advances from time to time to an affiliate of Schering-Plough Corporation. The largest outstanding balance of advances by this subsidiary during 1994 was $50 million. The advances generated a floating return to this subsidiary based on six-month LIBOR. All such advances had been repaid as of February 10, 1995. Robert P. Luciano, a director, is Chairman of the Board and Chief Executive Officer of Schering-Plough Corporation.

From time to time since the beginning of the 1994 fiscal year, legal services were performed by the law firm of Gibson, Dunn & Crutcher for mutual funds advised by affiliates of ML & Co. and for corporate activities of, and litigation matters on behalf of, ML & Co. and its affiliates. Aulana L. Peters, a director, is a partner of this law firm.

The directors (other than Mr. Komansky) are defendants in suits purportedly brought on behalf of ML & Co. as stockholder derivative suits in the Supreme Court of the State of New York, New York County (No. 94-135597), and in the Superior Court of the State of California, Los Angeles County (No. BC119554). The complaints allege breach of fiduciary duty in connection with ML & Co.'s business activities with Orange County, California and the Orange County investment pools. Damages in an unspecified amount are sought on behalf of ML & Co.

Stockholders Charles Miller and Kenneth Steiner commenced in October 1991 separate derivative actions, now consolidated in New York State Supreme Court (Index No. 29885/91 Sup. Ct.). The plaintiffs assert claims of breach of fiduciary duties in connection with a series of year-end securities transactions between subsidiaries of ML & Co. and Guarantee Security Life Insurance Company ("GSLIC") in 1984-1988 against all present directors of ML & Co. who were directors at the time of these trades, and other claims against Transmark U.S.A. Inc., GSLIC's parent company ("Transmark") and one of Transmark's principals. Damages in an unspecified amount are sought on behalf of ML & Co. Motions to dismiss on various grounds were denied. However, the court has stayed the action for all purposes pending a resolution of related GSLIC litigation now pending in Florida.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION: MEMBER'S TRANSACTION WITH THE CORPORATION

The members of the MDCC are Jill K. Conway (Chair), William O. Bourke, Earle H. Harbison, Jr., John J. Phelan, Jr., and William L. Weiss. None of these individuals is an insider, and no "compensation committee interlocks" existed during the last fiscal year. An NYSE membership owned by Mr. Phelan was leased by him to an employee of an NYSE specialist firm that is a subsidiary of ML & Co. The subsidiary is entitled to use the membership and is responsible for making lease payments. This lease commenced in May, 1991 at a rate of $66,000 per year, and was renewed in May, 1992, 1993 and 1994 at rates of $89,000, $93,100 and $121,600 per year, respectively, the then prevailing lease rates; the range of rates for new NYSE membership leases, as provided by the NYSE, was $48,000 to $84,000 during 1991, $70,000 to $100,000 during 1992, $80,000 to
$132,000 during 1993, and $100,000 to $132,000 during 1994. To provide for a continuation of lease payments at fair market value, the lease specifies that it is renewable annually at the then prevailing lease rate.

                               PERFORMANCE GRAPH

The following performance graph compares the performance of ML & Co.'s Common Stock for the last 5 fiscal years of ML & Co. to that of the S&P 500 Index, the S&P Financial Index, and an index based on the common stock of the following 10 companies: American Express Company, Bankers Trust New York Corporation, The Bear Stearns Companies Inc., A.G. Edwards, Inc., J.P. Morgan & Co. Incorporated, Morgan Stanley Group Inc., Paine Webber Group Inc., Salomon Inc, The Charles Schwab Corporation and The Travelers Inc. (the successor to Primerica Corporation). The graph assumes that the value of the investment in Common Stock and each index was $100 at December 29, 1989 and that all dividends were reinvested. Points on the graph represent the performance as of the last trading day of the specified year. Stock price performances shown on the graph are not necessarily indicative of future price performances.

                                    [GRAPH]

                        1989     1990     1991     1992     1993     1994
                      -------  -------  -------  -------  -------  -------
           ML & Co.   $100.00   $82.91  $242.60  $249.48  $358.14  $311.56
   10 Company Group    100.00    84.49   128.04   140.49   178.93   161.13
S&P Financial Index    100.00    78.57   118.43   146.11   162.33   156.59
      S&P 500 Index    100.00    96.89   126.42   136.05   149.76   151.74

                                 OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items stated in the Notice of Annual Meeting of Stockholders. Should any other matters properly come before the Annual Meeting or any adjournment thereof, shares represented by the enclosed form of proxy, if signed and returned, will be voted in accordance with the judgment of the person or persons voting the proxies.

ML & CO. WILL FURNISH ANY STOCKHOLDER A COPY OF ITS 1994 FORM 10-K ANNUAL REPORT (INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES BUT EXCLUDING OTHER EXHIBITS), WITHOUT CHARGE, UPON REQUEST ADDRESSED TO GREGORY T. RUSSO, SECRETARY, MERRILL LYNCH & CO., INC., 12TH FLOOR, 100 CHURCH STREET, NEW YORK, NY 10080-6512.

               STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

In accordance with the rules of the Securities and Exchange Commission, stockholder proposals intended to be presented at the 1996 Annual Meeting of Stockholders of ML & Co. must be received by ML & Co., at its principal executive office, for inclusion in the proxy statement and form of proxy relating to that meeting, not later than November 14, 1995.

                                           By Order of the Board of Directors

                                                    GREGORY T. RUSSO
                                                        Secretary

LOGO Merrill Lynch

Merrill Lynch & Co., Inc.
World Financial Center
North Tower
New York, NY  10281

MERRILL LYNCH & CO., INC.          PROXY          ANNUAL MEETING--APRIL 18, 1995
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David H. Komansky, Stephen L. Hammerman and Joseph T. Willett, and each of them individually, as proxies, with power of substitution, to vote, as specified herein, all the shares of Common Stock of Merrill Lynch & Co., Inc. held of record by the undersigned at the close of business
                                                on February 22, 1995, at
                                                the Annual Meeting of
                                                Stockholders to be held on
                                                April 18, 1995, and at any
                                                adjournment thereof and,
                                                in their discretion, upon
                                                other matters that
                                                properly may come before
                                                the meeting.

                                                THE SHARES REPRESENTED BY
                                                THIS PROXY WILL BE VOTED
                                                IN ACCORDANCE WITH
                                                INSTRUCTIONS GIVEN ON THE
                                                REVERSE OF THIS CARD. IF
                                                THIS PROXY IS SIGNED AND
                                                RETURNED WITHOUT SPECIFIC
                                                INSTRUCTIONS AS TO ANY
                                                ITEM OR ALL ITEMS, IT WILL
                                                BE VOTED FOR THE ELECTION
                                                OF 4 DIRECTORS AND AGAINST
                                                STOCKHOLDER PROPOSALS (2)
                                                AND (3). THE UNDERSIGNED
                                                HEREBY REVOKES ANY PROXY
                                                HERETOFORE GIVEN IN
                                                RESPECT OF THE SAME SHARES
                                                OF STOCK.

- --------------------------------   --------------
   (Signature of Stockholder)          (Date)

- --------------------------------   --------------
   (Signature of Stockholder)          (Date)

    PLEASE VOTE ON THE REVERSE OF THIS CARD. Sign, date and return this card promptly using the enclosed envelope. Sign exactly as name appears above. Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.

- ---------------------------------------------------------------------------
           The Board of Directors recommends a vote FOR proposal (1).
- ---------------------------------------------------------------------------

(1) The election to the Board of Directors of the 4 nominees named below for a term of 3 years

    [ ] FOR all       [ ] WITHHOLD
        nominees          AUTHORITY to
        listed            vote for all
        (except as        nominees
        marked to         listed
        the
        contrary
        below)

 Earle H. Harbison, Jr., William  R. Hoover, Robert P. Luciano and
         Daniel P. Tully

- --------------------------------------------------------------------------------
 The Board of Directors recommends a vote AGAINST
       stockholder proposals (2) and (3).
- --------------------------------------------------------------------------------

(2) Institute cumulative voting            FOR    AGAINST    ABSTAIN
                                           [ ]      [ ]        [ ]


(3) Disclose relationship of               FOR    AGAINST    ABSTAIN
    derivatives claims to                  [ ]      [ ]        [ ]
    underlying assets


INSTRUCTION: TO WITHHOLD AUTHORITY
TO VOTE FOR ONE OR MORE INDIVIDUAL
NOMINEES, WRITE THE NAME(S) OF SUCH
PERSON(S) HERE:
                                   --------------------------------------------
                        (To be signed on the other side)